Stem Holdings, Inc.
Pro Forma Balance Sheet
See Accompanying Notes

	Historical September 30, 2018 Stem Holdings, Inc. (Audited)	Historical December 31, 2018 Yerba Oregon, LLC (Audited)	Proforma Adjustments		Pro Forma Stem Holdings, Inc.
ASSETS					
Current Assets					
Cash and cash equivalents	$ 761,351	$ 9,595	$ (9,595)	(a)	$ 761,351
Receivables, net of allowance	-	134,780	-		134,780
Prepaid expenses and other current assets	993,619	10,740	-		1,004,359
Notes payable subscriptions receivable	150,000	-	-		150,000
Inventory	-	483,460	-		483,460
Total current assets	1,904,970	638,575	(9,595)		2,533,950
Property and equipment, net	8,324,799	966,597	-		9,291,396
Other assets					
Investment in equity method investees	1,301,166	-	-		1,301,166
Investment in affiliates	2,076,119	-	-		2,076,119
Goodwill	-	-	1,503,800	(b)	1,503,800
Intangible assets, net	-	35,000	1,785,000	(b)	1,820,000
Deposits and other assets	165,663	-	-		165,663
Deferred rent	1,442,335	-	-		1,442,335
Total other assets	4,985,283	35,000	3,288,800		8,309,083
Total Assets	15,215,052	1,640,172	3,279,205		20,134,429
LIABILITIES AND SHAREHOLDERS' EQUITY					
Current liabilities					
Accounts payable and accrued expenses	$ 511,007	$ 237,336	$ (237,336)	(a)	$ 511,007
Accrued interest - related party	-	176,070	(176,070)	(a)	-
Due to related parties	33,600	-	-		33,600
Convertible notes, net of debt discount	2,194,790	-	-		2,194,790
Short term notes and advances	1,268,073	-	400,000	(b)	1,668,073
Short term notes payable - related party	-	770,585	(770,585)	(a)	-
Current portion of long-term notes	169,988	5,781	-		175,769
Total Current Liabilities	4,177,458	1,189,772	(783,991)		4,583,239
Long-term debt, net of long term portion	1,912,543	14,453	-		1,926,996
Total Liabilities	6,090,001	1,204,225	(783,991)		6,510,235
Shareholders' Equity					
Preferred stock, Series A; $0.001 par value; 50,000,000 shares authorized, none outstanding as of September 30, 2018	-	-	-		-
Preferred stock, Series B; $0.001 par value; 50,000,000 shares authorized, none outstanding as of September 30, 2018	-	-	-		-
Common stock; $0.001 par value; 300,000,000 shares authorized; 10,177,496 and 6,354,860 shares issued, issuable and outstanding as of September 30, 2018 and September 30, 2017 respectively	10,582	-	1,931	(b)	12,513
Members' equity	-	435,947	(435,947)	(a)	-
Additional paid-in capital	19,809,215	-	4,933,159	(b)	24,742,374
Accumulated deficit	(10,694,746)	-	-		(10,694,746)
Total equity	9,125,051	435,947	4,499,143		13,624,194
Total Liabilities and Shareholders' Equity	$ 15,215,052	$ 1,640,172.00	$ 3,715,152.00		$ 20,134,429

Stem Holdings, Inc.
Pro Forma Statement of Operations

	Stem Holdings, Inc. For the Year Ended 9/30/18 (Historical)	Yerba Oregon, LLC For the Year Ended 12/31/18	Pro Forma Adjustments	Pro Forma Stem Holdings Inc.
Revenues	$ 1,295,694	$ 1,794,967	-	$ 3,090,661
Cost of revenues	-	1,908,046	-	1,908,046
Consulting fee's	215,849	-	-	215,849
Professional fee's	778,992	130,082	-	909,074
General and administration	3,020,915	757,208	20,000 (c)	3,798,123
Sales and marketing	-	85,545	-	85,545
Depreciation, amortization and impairment	-	311,465	-	311,465
Stock based compensation	4,839,504	-	-	4,839,504
Total expenses	8,855,260	3,192,346	20,000	12,067,606
Operating loss	$ (7,559,566)	$ (1,397,379)	$ (20,000)	$ (8,976,945)
Other income and expenses				
Interest expense	(345,657)	(59,051)	(32,000) (c)	(436,708)
Interest income	440	-	-	440
Other income	44,388	11,632	-	56,020
Other expenses	-	(1,090)	-	(1,090)
Total other income	(300,829)	(48,509)	(32,000)	(381,338)
Income (Loss) from equity method investees	-	-		-
Net loss before income taxes	(7,860,395)	(1,445,888)	(52,000)	(9,358,283)
Provision for income taxes	-	(1,100)	-	(1,100)
Net loss for the period	$ (7,860,395)	$ (1,446,988)	$ (52,000)	$ (9,359,383)
				-
				-
Basic and diluted loss per common share	$ (0.95)	-	-	$ (1.13)
Basic and diluted weighted average common shares outstanding	8,305,383	-	-	8,305,383

STEM HOLDINGS, INC.
NOTES TO PRO FORMA FINANCIAL STATEMENTS

1. BASIS OF PRO FORMA PRESENTATION

The following unaudited pro forma balance sheet gives effect to our acquisition of a farm on June 24, 2019. The unaudited pro forma statement of operations for the year ended September 30, 2019 and for the year ended December 31, 2018 have been adjusted to show the results for those periods as if the asset purchase agreement we entered into on October 2018.

Historical financial information has been adjusted in the pro forma balance sheet and statements of operations to give effect to pro forma events that are: (1) directly attributable to the Acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the Company's balance sheet and results of operations.

2. PRO FORMA ADJUSTMENTS

The adjustments included in the pro forma balance sheet are as follows:

(A) Assets and liabilities not assumed including equity are removed.

(B) The expected acquisition of the property at Yerba Farm, Oregon. The Company to acquire the property in early Q1 2019 for approximately $5.385 million in total, $4,635,614 in stock with $350,000 paid at closing and $400k seller financed for 24 months at 8% interest per annum.

The adjustments included in the pro forma statement of operations for the period from inception through September 30, 2018 are as follows:

(C) Depreciation expense for grossed up assets and to be acquired have been calculated on the straight line basis over their expected useful life as if the properties were acquired on the date of the Company's inception and additional interest on the loan.

AUDITED PRO FORMA FINANCIAL INFORMATION OF STEM HOLDINGS, INC.

AUDITED PRO FORMA FINANCIAL STATEMENTS OF STEM HOLDINGS, INC.

The pro forma financial statements reflect preliminary estimates and assumptions based on the information available at the time of preparation, including, but not limited to, the preliminary estimates of the fair value of the assets acquired. The pro forma financial statements should be read in conjunction with:

- The audited statement of operations of Stem Holdings Inc. for the year ended September 30, 2019, and the audited balance sheet and statement of operations of Yerba Buena, LLC. as of the year ended December 31, 2018.

- The pro forma financial statements include the impact of the following transactions as if they occurred at the inception of the Company:

- Purchase of the assets of Yerba Buena located in Oregon.

The unaudited pro forma consolidated financial data is presented for comparative purposes only and is not necessarily indicative of what would have been our actual consolidated financial position or results on the date and for the periods presented and does not purport to represent our future consolidated financial position or results. The unaudited pro forma consolidated financial data should be read in conjunction with and is qualified in its entirety by our historical consolidated financial statements and related notes and the historical consolidated financial statements and related notes of the acquired farm included in this filing.